Exhibit 99.1

03/05/04 Press Release

GEO Specialty Chemicals Provides Update on Restructuring Discussions and Bond Interest Payment

CLEVELAND, Ohio, March 5, 2004: GEO Specialty Chemicals, Inc. announced today that the company continues to engage in active negotiations with its senior lenders and a group representing a majority in value of its unsecured lenders regarding a financial restructuring of the company’s balance sheet. GEO also said that events of default have occurred under both the indenture governing the company’s 10 1/8% senior subordinated notes and the company’s senior credit facility because the company failed to make its bond interest payment within the 30-day grace period that commenced February 2.

“We are continuing discussions aimed at securing the best future for GEO and its stakeholders and are confident that a satisfactory resolution will be negotiated to the benefit of all parties involved,” said George P. Ahearn, GEO’s President and Chief Executive Officer. “Our senior lenders and bondholders remain at the negotiating table with us with the objective of promptly finalizing the restructuring of GEO’s finances in the coming weeks.”

“As we work to reduce our debt through a consensual restructuring, our underlying business, exclusive of financing costs and credit concerns, remains cash positive,” said William P. Eckman, Chief Financial Officer of GEO, who added, “We will make every effort to safeguard the interests of our customers, vendors and employees in the course of this restructuring.”

Although GEO is actively pursuing discussions towards a final agreement on a financial restructuring, there can be no assurance that such an agreement will ultimately be reached.

GEO is a global manufacturer of specialty chemicals serving the water-treatment, rubber and plastics, coating, construction, opto-electronics and compound semiconductor industries. GEO has eighteen plants in the USA, two plants in Europe and one plant in Australia.

Statements contained in this press release that are not historical facts are forward-looking statements. In addition, GEO, through its senior management, may from time to time make forward-looking public statements concerning the matters described in this press release. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. GEO’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in this press release and in the public filings made by GEO with the Securities and Exchange Commission, including GEO’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q, and forward-looking statements contained in this press release or in other public statements of GEO or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.